Exhibit 99.1

Financial Report July - September 2014

$2.2 billion in sales with 8.5% adjusted operating margin

(Stockholm, October 23, 2014) – – – For the three-month period ended September 30, 2014, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported consolidated sales of $2,208 million, the highest third quarter sales ever for the Company. Quarterly organic sales (for non-U.S. GAAP measures* see enclosed reconciliation table) grew by close to 5%. The adjusted operating margin* was 8.5%.

The expectation at the beginning of the quarter was for an organic sales growth of “around 6%” and an adjusted operating margin of “around 8.5%”. The lower than expected organic sales growth was primarily due to unfavorable vehicle mix in China, but also due to lower overall production in the Chinese market. We had record operating cash flow for a third quarter of $212 million.

For the fourth quarter of 2014 we expect organic sales to increase by around 2%, and an adjusted operating margin of around 9.5%. The expectation for the full year is now for organic sales growth of around 5.5%, and an adjusted operating margin of around 9%.

Key Figures

(Dollars in millions, except per share data)	Q3 2014	Q3 2013	Change
Net sales	$2,208.0	$2,119.0	4.2%
Operating income	$174.8	$182.3	(4.1)%
Operating margin	7.9%	8.6%	(0.7	)pp
Adjusted operating margin1)	8.5%	8.8%	(0.3	)pp
Earnings per share, diluted2)	$1.16	$1.29	(10.1)%
Adjusted earnings per share, diluted 1, 2)	$1.25	$1.31	(4.6)%
Operating cash flow	$212.4	$206.1	3.1%

1) Excluding costs for capacity alignment and antitrust matters (including settlements of class actions)*. 2) Assuming dilution and net of treasury shares.

Comments from Jan Carlson, Chairman, President & CEO

“Our strong operational and quality execution continues which resulted in another quarter of solid financial performance. We managed to deliver record sales, gross profit and operating cash flow for a third quarter. In addition, we returned a record $288 million to our shareholders through dividends and share repurchases. Over the last twelve months we have returned $772 million to our shareholders.

During the 3rd quarter our overall solid organic growth continued despite our slower than expected growth in China. Since 2011 we have consistently outperformed the light vehicle production in China, with the exception of this quarter due to a negative vehicle mix. We expect this negative mix in China to continue in the fourth quarter however we remain confident in our long-term strategies for growth and vertical integration in this market.

Uncertainties around the macro environment have gradually increased throughout the year. This has resulted in a slower light vehicle production growth rate for the 2nd half of this year, compared to what was anticipated in January. The early indication is that this slower LVP growth rate will continue into the first half of 2015. We will continue to monitor the overall market conditions very closely and are prepared to take appropriate actions in a timely manner.

During the quarter we also introduced a new operating structure which will be important for the further growth of the Company. Starting in 2015 Autoliv will have two segments for reporting purposes - passive safety and electronics (including our fast growing active safety business). Operational improvements in our European steering wheel operations developed according to plan, while improvement efforts in Brazil are being hampered by the sharp decline in the Brazilian vehicle production.

In this current environment we continue to execute on our three core strategies with quality first, efficiency through one product one process and innovation for long term market leadership”.

An earnings conference call will be held at 3:00 p.m. (CET) today, October 23. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q3 Report – 2014	3rd Quarter

Outlook

Based on our customer call-offs we expect organic sales for the fourth quarter of 2014 to grow by around 2% compared to the same quarter of 2013. Currency translations are expected to have a 3% negative effect, resulting in a consolidated sales decline of around 1%. The adjusted operating margin, excluding costs for capacity alignments and antitrust matters, is expected to be around 9.5%.

The expectation for the full year is now for organic sales growth of around 5.5%. The expectation for the operating margin is unchanged at around 9%, excluding costs for capacity alignments and antitrust matters. Consolidated sales are expected to grow by around 4.5% as effects from currency translations are expected to be negative by about 1%.

Our capacity alignment program continues, and we expect the costs for the program to be more than $40 million for the full year 2014.

The projected effective tax rate for the full year 2014 is currently expected to be around 30%, excluding any discrete items, and is subject to change due to any other discrete or nonrecurring events that may occur.

Operational cash flow is expected to remain strong and to be at least $0.7 billion excluding any discrete items. Capital expenditures in support of our growth strategy are expected to be at the high end of the previously communicated range of 4.5% to 5.0% of sales.

Consolidated Sales

Consolidated sales increased by more than 4%, to $2,208 million compared to $2,119 million, in the same quarter of 2013. Excluding negative currency effects of $9 million the organic sales growth* was close to 5%. This compares unfavorably to the organic sales growth of “around 6%” expected at the beginning of the quarter.

The primary reason that Autoliv did not reach its quarterly sales guidance was lower than expected sales in China, primarily due to unfavorable vehicle mix, but also due to lower overall production in the Chinese market.

Sales by Product

Change vs. same quarter last year

	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags	$1,418.6	4.0%	—	(0.4)%	4.4%
Seatbelts	666.0	1.0%	—	(0.5)%	1.5%
Active Safety	123.4	28.4%	—	(0.8)%	29.2%
Total	$2,208.0	4.2%	—	(0.4)%	4.6%

1) Effects from currency translations.

The growth in sales of airbag products (including steering wheels and safety electronics) was mainly driven by high growth for inflatable curtains, knee airbags, steering wheels and safety electronics. The growth was partially offset by lower sales for frontal airbags, particularly passenger airbags.

The slight growth in seatbelt products was a result of strong sales growth in North America offset by model transitions and declining volumes for certain models throughout Asia. The trend of higher sales for more advanced and higher value added seatbelt systems continued globally.

All areas of active safety products (automotive radars, night vision systems and cameras with driver assist systems), particularly vision and radar products showed solid growth. Radar products sold to Mercedes, Acura and Chrysler, vision products sold to BMW and night vision products sold to Mercedes were the main contributors to the growth.

Q3 Report – 2014	3rd Quarter

Sales by Region

Change vs. same quarter last year

		Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Asia		$731.7	2.1%	—	0.0%	2.1%
Whereof:	China	$352.6	3.2%	—	(0.6)%	3.8%
	Japan	$170.7	(1.2)%	—	(5.0)%	3.8%
	Rest of Asia	$208.4	3.1%	—	5.2%	(2.1)%
Americas		$776.9	9.1%	—	(0.4)%	9.5%
Europe		$699.4	1.3%	—	(1.0)%	2.3%
Global		$2,208.0	4.2%	—	(0.4)%	4.6%

1) Effects from currency translations.

The organic sales growth* of close to 5% in the quarter was mainly a result of strong growth in North America, primarily from Japanese OEM’s.

Autoliv’s sales in Asia in the quarter were $732 million. The Company divides its Asian sales into three parts: China, Japan and the Rest of Asia.

Sales from Autoliv’s companies in China grew organically* by close to 4% in the quarter. The growth was mainly driven by models from Haima, Baojun, Peugeot/Citroën and VW. This growth was mitigated by an unfavorable vehicle mix with both Chinese and international manufacturers.

Organic sales* from Autoliv’s companies in Japan increased by close to 4% in the quarter. The increase was primarily driven by sales increases for Mazda’s CX-5 and the recently launched Honda Vezel and Toyota Noah/Voxy. The Nissan/Mitsubishi co-developed Dayz Roox also contributed. The move of production outside of Japan of Nissan’s Rogue and lower sales for Honda’s CR-V partly mitigated the growth.

Organic sales* from Autoliv’s companies in the Rest of Asia (RoA) declined by around 2% in the quarter. The decline was due to lower sales in South Korea and Thailand.

In South Korea the decline was driven by lower sales for export models from Chevrolet, exiting the European market, as well as strikes in the country affecting Hyundai and Kia production. Sales in Thailand were negatively affected by lower sales for Chevrolet’s Colorado as well as Mitsubishi’s Mirage. This was partly offset by increased sales for models from Toyota and Isuzu.

For Autoliv’s companies in the Americas the sales development was mixed for the quarter. In North America, organic sales grew by double digits driven by ramp ups of several recent launches such as Chrysler’s Jeep Cherokee, Nissan’s Rogue, Hyundai’s Sonata and Toyota’s new Highlander. The growth was partly mitigated by the phase out of the current Ford F-Series. In South America, organic sales declined as a result of the sharp drop in LVP.

The organic sales growth* of more than 2% from Autoliv’s companies in Europe in the quarter was driven by the ramp up of Mercedes’ C-, S-Class and GLA models which include collision prevention assist (CPA) and advanced seatbelts. High sales for VW’s Golf also contributed. The model transition of the Mini partly offset the growth as Autoliv has lower content on the new version.

Launches in the 3rd Quarter

Mercedes’ new GT Steering wheel with driver airbag, side airbags, battery cable cutters, active seatbelts with pretensioners and radar system.	VW’s new Passat Steering wheel with driver airbag, passenger airbag, side airbags and active seatbelts with pretensioners.	Nissan’s new Pulsar Inflatable curtains, side airbags, seatbelts with pretensioners and safety electronics.

KIA’s new Sorento Driver airbag, passenger airbag, inflatable curtains, side airbags, safety electronics and seatbelts with pretensioners.	Acura’s new TLX Steering wheel with driver airbag, passenger airbag, knee airbags, inflatable curtains, side airbags and radar system.	BMW’s new 2-Series Active Tourer Knee airbag, seatbelts with pretensioners and vision system.

Land Rover’s Discovery Sport Passenger airbag, inflatable curtains, side airbags, knee airbag, seatbelts with pretensioners and pedestrian airbag.	Toyota’s new Sienna Inflatable curtains and side airbags.	Dodge’s new Challenger Steering wheel with driver airbag, seatbelts with pretensioners and radar system.

Q3 Report – 2014	3rd Quarter

Earnings

(Dollars in millions, except per share data)	Q3 2014	Q3 2013	Change
Net Sales	$2,208.0	$2,119.0	4.2%
Gross profit	$426.4	$404.9	5.3%
% of sales	19.3%	19.1%	0.2	pp
S,G&A	$(101.0)	$(93.8)	7.7%
% of sales	(4.6)%	(4.4)%	(0.2	)pp
R,D&E net	$(135.7)	$(120.2)	12.9%
% of sales	(6.1)%	(5.7)%	(0.4	)pp
Operating income	$174.8	$182.3	(4.1)%
% of sales	7.9%	8.6%	(0.7	)pp
Adjusted operating income1)	$186.9	$185.6	0.7%
% of sales	8.5%	8.8%	(0.3	)pp
Income before taxes	$156.5	$176.6	(11.4)%
Tax rate	31.9%	29.3%	2.6	pp
Net income	$106.7	$124.9	(14.6)%
Net income attributable to controlling interest	$106.5	$123.9	(14.0)%
Earnings per share, diluted2)	$1.16	$1.29	(10.1)%
Adjusted earnings per share, diluted1, 2)	$1.25	$1.31	(4.6)%

1) Excluding costs for capacity alignment and antitrust matters (including settlements of class actions)*. 2) Assuming dilution and net of treasury shares.

For the third quarter 2014, gross profit was $22 million higher than in the same quarter 2013 mainly due to the higher sales and improved gross margin. The gross margin improved by 0.2pp to 19.3%, from 19.1% in the same quarter 2013, mainly from favorable currency effects, raw material savings, and from year over year improvements in the European operations.

Operating income decreased by $8 million to $175 million, or 7.9% of sales, mainly due to $16 million higher, Research, Development and Engineering (R, D&E) net, which was mainly coming from active safety.

Selling, General and Administrative (S,G&A) expenses increased by $7 million, mainly a result of higher professional services fees in the quarter.

Costs of $10 million related to capacity alignments and $2 million related to antitrust matters reduced operating margin by 0.6pp in the third quarter, compared to 0.2pp in the same quarter 2013. Operating margin*, excluding these costs, was 8.5% compared to 8.8% of sales for the same period in 2013. The decrease was primarily a result of higher R, D&E expense and SG&A.

Income before taxes decreased by $20 million due to lower operating income and higher interest expense. Income attributable to controlling interest was $107 million, a decrease of $17 million from the third quarter of 2013. The effective tax rate was 31.9% compared to 29.3% in the same quarter of 2013. The tax rate in the quarter increased by 1.0pp primarily due to an unfavorable country mix. This was partially offset by a 0.2pp decrease due to favorable discrete tax items, net. Last year, discrete tax items were negligible.

Earnings per share (EPS) assuming dilution was $1.16 compared to $1.29 for the same period one year ago. EPS assuming dilution was negatively affected by higher interest expense by 8 cents from the recent financing, capacity alignment and legal costs by 7 cents and higher tax rate by 4 cents. These negative effects were partly offset by a lower number of shares outstanding by 5 cents and higher operating profit of 3 cents. The adjusted EPS* assuming dilution was $1.25 compared to $1.31 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution decreased to 91.9 million compared to 96.2 million in Q3 2013.

Q3 Report – 2014	3rd Quarter

Cash flow and Balance Sheet

Cash flow from operations amounted to $212 million compared to $206 million in the same quarter of 2013. This was the best operating cash flow for a third quarter ever.

Cash flow before financing* was $94 million compared to $112 million during the same quarter of 2013. Capital expenditures, net of $118 million were $41 million more than depreciation and amortization expense in the quarter and $25 million more than capital expenditures during the third quarter of 2013.

During the quarter, operating working capital* decreased to 6.7% of sales from 7.0% on June 30, 2014. The Company targets that working capital in relation to the last 12-month sales should not exceed 10%.

Account receivables increased in relation to sales to 72 days outstanding from 71 days on June 30, 2014, but decreased from 73 days outstanding on September 30, 2013. Days inventory outstanding increased to 33 days from 30 days on June 30, 2014, and from 31 days on September 30, 2013.

The Company’s net cash position* decreased by $210 million during the quarter to $86 million at September 30, 2014. This was mainly due to the Company’s repurchase of its common shares amounting to $239 million and a quarterly dividend payment that reduced net cash by $49 million. Gross interest-bearing debt decreased by $4 million to $1,771 million.

Autoliv’s policy is to maintain a financial leverage commensurate with a strong investment grade credit rating. Our long-term target is an operating financial leverage ratio* of around 1x within a range of 0.5x to 1.5x. As of September 30, the Company had a leverage ratio of 0.1x. Leverage ratio is measured as net (cash) debt adjusted for pension liabilities in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization).

During the quarter, total equity decreased by $268 million to $3,676 million due to $239 million from the repurchased shares, $50 million for dividends, including dividends paid to non-controlling interest and negative currency effects of $90 million. These negative effects were partially offset by $107 million from net income and $3 million from common stock incentives. Total parent shareholders’ equity was $3,660 million corresponding to $40.45 per share.

Light Vehicle Production Development

Change vs. same quarter last year

	China	Japan	RoA	Americas	Europe	Total
LVP1)	10.2%	(3.3)%	(1.2)%	1.6%	(0.9)%	2.8%

1) Source: IHS October 16, 2014.

During the three month period from July to September 2014, global LVP is estimated by IHS to have increased by less than 3% compared to the same quarter in 2013. This was a decrease compared to the growth of close to 5% expected by IHS at the beginning of the quarter.

In China, which accounts for close to 16% of Autoliv’s sales, LVP grew by more than 10%, 1pp less than the July estimate.

In Japan, which accounts for around 8% of Autoliv’s sales, LVP declined by more than 3%, in line with the July estimate.

In the RoA, which represents 10% of Autoliv sales, LVP declined by more than 1%, a 6pp decline from the July estimate.

In the Americas, which make up around one third of Autoliv’s sales, LVP grew by close to 2%, a decline of 3pp compared to the July estimate. In North America, LVP increased by 8% compared to an increase of more than 9% expected in July. In South America, the decline was close to 19%, around 7pp more than the decline expected in IHS’s July forecast.

In Europe, where Autoliv currently generates around one third of its sales, LVP declined by close to 1% compared to the same quarter in 2013, which is close to 1pp lower than IHS’s estimate in July. In Western Europe, LVP grew by close to 2%, slightly higher than estimated at the beginning of the quarter. In Eastern Europe, LVP declined by close to 6%, more than 3pp worse than the 2% decline estimated at the beginning of the quarter.

Headcount

		September 30, 2014	June 30, 2014	September 30, 2013
Headcount		59,023	58,810	55,511
Whereof:	Direct workers in manufacturing	72%	72%	72%
	Low Cost Countries	73%	72%	71%
	Temporary personnel	16%	17%	18%

Compared to the previous quarter total headcount (permanent employees and temporary personnel) increased by more than 200 people. In low cost countries headcount increased by approximately 500 people while the headcount in high cost countries decreased by close to 300 people.

Q3 Report – 2014	First Nine Months

Consolidated Sales First Nine Months 2014

For the first nine months 2014 consolidated sales increased to $6,887 million from $6,452 million in 2013. Excluding currency effects, the organic sales growth*

was close to 7%. All regions of the Company showed organic sales growth* for the first nine months.

Sales by Product

Year over year change

	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags	$4,445.2	6.7%	—	0.1%	6.6%
Seatbelts	$2,093.4	2.6%	—	0.1%	2.5%
Active Safety	$348.2	42.7%	—	(0.2)%	42.9%
Total	$6,886.8	6.7%	—	0.0%	6.7%

1) Effects from currency translations.

Sales of airbag products (including steering wheels and passive safety electronics) were favorably impacted by higher volumes of steering wheels, side airbags, knee airbags and safety electronics.

Sales of seatbelt products were particularly strong in China, Europe and North America. The growth was partly offset by unfavorable model transitions in Asia. The global trend towards more advanced and higher value-added seatbelt systems continued globally.

The strong increase in sales of active safety products (automotive radars, night vision systems and cameras with driver assist systems) resulted from growth in all areas of this business. Sales of radar related products were particularly strong, largely as a result of Mercedes’ further roll-out of CPA across most of its platforms. Sales of vision systems to BMW and increased night vision sales to BMW and Mercedes also contributed.

Sales by Region

Year over year change

		Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Asia		$2,276.1	7.8%	—	(0.6)%	8.4%
Whereof:	China	$1,085.2	12.0%	—	0.3%	11.7%
	Japan	$537.0	6.4%	—	(6.2)%	12.6%
	Rest of Asia	$653.9	2.7%	—	2.5%	0.2%
Americas		$2,320.3	5.5%	—	(1.2)%	6.7%
Europe		$2,290.4	6.9%	—	2.0%	4.9%
Global		$6,886.8	6.7%	—	0.0%	6.7%

1) Effects from currency translations.

For the first nine months 2014, sales in Asia (China, Japan, RoA) represent 33% of total sales, the Americas 34% and Europe 33%. Sales continue to be balanced across the regions. Growth in the first nine months was well distributed with China, Japan, North America and active safety as particularly strong growth areas.

Sales from Autoliv’s companies in China grew rapidly. Models from Ford, VW, Wuling and Haima particularly contributed to the growth.

Sales from Autoliv’s companies in Japan showed strong growth in the first nine months. This was based on higher than expected LVP particularly from models with high Autoliv content, as well as strong growth from a number of models, primarily from Nissan/Mitsubishi, Mazda and Toyota.

Sales from Autoliv’s companies in the RoA were essentially flat.

Sales from Autoliv’s companies in the Americas were positively impacted by the ramp up of key launches with high safety content, primarily from Nissan, Jeep, Toyota and Hyundai.

Sales from Autoliv’s companies in Europe were driven by sales to Mercedes through its continued roll out of CPA across most platforms as well as higher installation rates for blind spot radar. Models from Ford and Land Rover also contributed.

6

Q3 Report – 2014	First Nine Months

Earnings

(Dollars in millions, except per share data)	First 9 months 2014	First 9 months 2013	Change
Net Sales	$6,886.8	$6,451.5	6.7%

Gross profit	$1,335.9	$1,249.7	6.9%
% of sales	19.4%	19.4%	0.0	pp

S,G&A	$(308.1)	$(286.7)	7.5%
% of sales	(4.5)%	(4.4)%	(0.1	)pp

R,D&E net	$(412.7)	$(379.7)	8.7%
% of sales	(6.0)%	(5.9)%	(0.1	)pp

Operating income	$505.9	$558.7	(9.5)%
% of sales	7.3%	8.7%	(1.4	)pp

Adjusted operating income1)	$605.2	$572.1	5.8%
% of sales	8.8%	8.9%	(0.1	)pp
Income before taxes	$463.7	$539.4	(14.0)%
Tax rate	30.8%	27.8%	3.0	pp
Net income	$321.0	$389.4	(17.6)%
Net income attributable to controlling interest	$319.6	$386.1	(17.2)%
Earnings per share, diluted2)	$3.43	$4.02	(14.7)%
Adjusted earnings per share, diluted1, 2)	$4.13	$4.12	0.2%

1) Excluding costs for capacity alignment and antitrust matters (including settlements of class actions)*. 2) Assuming dilution and net of treasury shares.

Gross profit for the first nine months 2014 increased by $86 million, primarily as a result of the higher sales. Gross margin was unchanged compared to the same period 2013.

Operating income decreased by $53 million to $506 million and the operating margin by 1.4pp to 7.3%. This decline in the operating margin was mainly due to the settlements of antitrust related class actions in the United States. Research, Development and Engineering (R, D&E) net, was $33 million higher due to costs for growth and high engineering costs in active safety.

Excluding costs for capacity alignments and antitrust matters (including settlements of class actions in the United States) the operating margin* was 8.8%, down from 8.9% in the same period one year ago. Costs related to the capacity alignment program were $26 million and costs related to antitrust matters (including settlements of class actions) were $74 million compared to $8 million and $6 million respectively for the same period one year ago.

Income before taxes decreased by $76 million to $464 million, $23 million more than the decrease in operating income, mainly due to higher interest expense from the recent financing. Net income attributable to controlling interest amounted to $320 million compared to $386 million for the first nine months in 2013. Income tax expense was $143 million compared to $150 million in 2013. The effective tax rate was 30.8% compared to 27.8% for the same nine month period last year. Discrete tax items, net, increased the tax rate in 2014 by 0.4pp, compared to 2013 when discrete tax items, net decreased the tax rate by 0.5pp. The tax rate in 2014 has been negatively impacted by an unfavorable country mix compared to 2013.

EPS amounted to $3.43 assuming dilution compared to $4.02 for 2013. EPS assuming dilution was negatively affected by capacity alignments and legal costs by 60 cents, higher interest expense by 16 cents and higher tax rate by 14 cents. These negative effects were mainly offset by higher operational income by 26 cents and lower amount of shares outstanding by 10 cents. The adjusted EPS* assuming dilution was $4.13, up from $4.12 for the same period 2013.

The weighted average number of shares outstanding assuming dilution decreased to 93.2 million compared to 95.9 million for the full year 2013.

Q3 Report – 2014	First Nine Months

Cash flow and Balance Sheet

Operations in the first nine months 2014 generated $483 million in cash and $156 million before financing* compared to $539 million and $270 million, respectively, for the same period 2013. The decrease was mainly due to the payments of $70 million for the settlement of the U.S. antitrust class actions in the second quarter of 2014 and $58 million in higher capital investments.

Capital expenditures, net amounted to $326 million and depreciation and amortization totaled $228 million compared to $267 million and $211 million, respectively, for the same period 2013.

Autoliv’s net cash position decreased by $425 million, to $86 million due to the common share repurchases of

$430 million, dividends totalling $147 million and the payment of $70 million for the settlement of antitrust related class actions in the U.S. The decrease was partly offset by strong cash flow particularly in the first and third quarter.

Total equity decreased by $325 million, due to $430 million from the repurchase of shares of, $152 million from dividends, including dividends paid to non-controlling interest and $92 million from negative currency effects. These unfavorable effects were partially offset by net income of $321 million and common stock incentives of $27 million.

Light Vehicle Production Development

Year over year change

	China	Japan	RoA	Americas	Europe	Total
LVP1)	10.8%	5.1%	(3.0)%	0.2%	3.6%	3.9%

1) Source: IHS October 16, 2014.

For the first nine months of 2014, global LVP is estimated by IHS to have increased by close to 4% compared to the first nine months of 2013. This was in line with IHS’s expectation from the beginning of the year.

In China, which accounts for close to 16% of Autoliv’s sales, LVP grew by close to 11%, slightly less than the January 2014 estimate.

In Japan, which accounts for around 8% of Autoliv’s sales, LVP grew by more than 5%, 10pp higher than the January 2014 estimate.

In the RoA, which accounts for 10% of Autoliv’s sales, LVP declined by 3%, compared to an increase of close to 2% expected at the beginning of 2014.

In the Americas which makes up around one third of Autoliv’s sales, LVP was flat, a decrease of 4pp compared to IHS’s growth expectation at the beginning of the year. In North America, the increase was more than 5%, in line with the January 2014 estimate. In South America, the decrease was close to 18%, 17pp more than in the January 2014 estimate.

In Europe where Autoliv currently generates around one third of its sales, LVP grew by close to 4% which was 3pp better than IHS’s estimate in January. In Western Europe, LVP grew by 5%, 4pp better than estimated at the beginning of the year. In Eastern Europe, LVP increased by 1%, a slight improvement from the January 2014 estimate.

Q3 Report – 2014

Other Significant Items

•	During the third quarter of 2014, the Company repurchased a total of 2,324,373 of its own shares at an average price of $102.48 per share totaling $238 million.

•	On August 13, Autoliv announced a new operating structure in order to more effectively manage its business operations. The new operating structure will be introduced in phases and will, when finalized, create two reportable business segments: passive safety and electronics. As a result of the changes to Autoliv’s operating structure, beginning in January 2015, Autoliv will have two operating segments and two reportable segments for financial reporting purposes.
Commencing with Autoliv’s quarterly report on Form 10-Q for the period ending March 31, 2015, the Company will report its results under two segments – passive safety and electronics.

•	On August 21, Autoliv participated in the inauguration of the world’s first fully equipped full-scale test track for traffic safety. The test site named AstaZero is located outside Borås, Sweden. Autoliv has partnered with AB Volvo, Volvo Car Corporation, Scania, as well as several Swedish institutions to create AstaZero. AstaZero is short for Active Safety Test Area Zero, where “zero” is the Swedish government’s stated vision of zero traffic fatalities.

Dividends

On August 4, the Company declared a quarterly dividend to shareholders of 54 cents per share for the fourth quarter 2014.

This dividend will be payable on Thursday, December 4, 2014 to Autoliv shareholders of record on the close of business on Wednesday, November 19, 2014.

On October 10, Autoliv communicated that in line with the new T+2 settlement standard on NASDAQ OMX Nordic, Autoliv’s Swedish Depository Receipts (ALIV. sdb) listed on the OMX Nordic Exchange in Stockholm will have a new ex-date.

The new settlement standard of the NASDAQ OMX Nordic only impacts the ex-date of the SDRs and will not affect the ex-date of the common stock.

For the fourth quarter dividend the new ex-date, when the SDR shares will trade without the right to the dividend, will be Tuesday, November 18. The previously communicated ex-date for the SDRs was November 17.

The ex-date when the common stock will trade without the right to the dividend will be Monday, November 17, 2014.

Next Report

Autoliv intends to publish the quarterly earnings report for the fourth quarter 2014 on Thursday, January 29, 2015.

Footnotes

*	Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q3 Report – 2014

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs;

changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Q3 Report – 2014

Key Ratios

	Quarter July - September		First 9 months		Latest 12	Full year
	2014	2013	2014	2013	months	2013
Earnings per share, basic	$1.16	$1.29	$3.44	$4.03	$4.49	$5.09
Earnings per share, diluted1)	$1.16	$1.29	$3.43	$4.02	$4.47	$5.07
Total parent shareholders’ equity per share	$40.45	$41.83	$40.45	$41.83	$40.45	$42.17
Cash dividend paid per share	$0.54	$0.50	$1.58	$1.50	$2.08	$2.00
Operating working capital, $ in millions2)	617	670	617	670	617	543
Capital employed, $ in millions3)	3,589	3,524	3,589	3,524	3,589	3,489
Net (cash) debt, $ in millions2)	(86)	(508)	(86)	(508)	(86)	(511)
Gross margin, %4)	19.3	19.1	19.4	19.4	19.4	19.4
Operating margin, %5)	7.9	8.6	7.3	8.7	7.7	8.6
Return on total equity, %6)	11.2	12.6	11.0	13.4	10.7	12.5
Return on capital employed, %7)	19.5	21.0	19.1	21.7	20.1	22.1
Average no. of shares in millions1)	91.9	96.2	93.2	96.0	93.8	95.9
No. of shares at period-end in millions8)	90.5	95.9	90.5	95.9	90.5	94.4
No. of employees at period-end9)	49,805	45,475	49,805	45,475	49,805	46,852
Headcount at period-end10)	59,023	55,511	59,023	55,511	59,023	56,475
Days receivables outstanding11)	72	73	70	73	69	70
Days inventory outstanding12)	33	31	32	31	31	31

1) Assuming dilution and net of treasury shares. 2) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Net income relative to average total equity. 7) Operating income and equity in earnings of affiliates, relative to average capital employed. 8) Excluding dilution and net of treasury shares. 9) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 10) Includes temporary hourly personnel. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales.

Q3 Report – 2014

Consolidated Statements of Net Income

	Quarter July - September		First 9 months		Latest 12	Full year
(Dollars in millions, except per share data)	2014	2013	2014	2013	months	2013
Net sales
Airbag products	$1,418.6	$1,363.9	$4,445.2	$4,166.9	$5,964.3	$5,686.0
Seatbelt products	666.0	659.0	2,093.4	2,040.6	2,825.5	2,772.7
Active safety products	123.4	96.1	348.2	244.0	448.9	344.7

Total net sales	2,208.0	2,119.0	6,886.8	6,451.5	9,238.7	8,803.4

Cost of sales	(1,781.6)	(1,714.1)	(5,550.9)	(5,201.8)	(7,447.9)	(7,098.8)

Gross profit	426.4	404.9	1,335.9	1,249.7	1,790.8	1,704.6

Selling, general & administrative expenses	(101.0)	(93.8)	(308.1)	(286.7)	(411.3)	(389.9)
Research, development & engineering expenses, net	(135.7)	(120.2)	(412.7)	(379.7)	(522.3)	(489.3)
Amortization of intangibles	(4.1)	(5.1)	(12.4)	(15.3)	(17.5)	(20.4)
Other income (expense), net	(10.8)	(3.5)	(96.8)	(9.3)	(131.1)	(43.6)

Operating income	174.8	182.3	505.9	558.7	708.6	761.4

Equity in earnings of affiliates, net of tax	1.4	1.8	5.8	5.4	7.7	7.3
Interest income	1.6	0.9	4.1	2.5	5.5	3.9
Interest expense	(19.4)	(8.1)	(45.2)	(24.3)	(53.8)	(32.9)
Other financial items, net	(1.9)	(0.3)	(6.9)	(2.9)	(9.7)	(5.7)

Income before income taxes	156.5	176.6	463.7	539.4	658.3	734.0

Income taxes	(49.8)	(51.7)	(142.7)	(150.0)	(236.8)	(244.1)

Net income	$106.7	$124.9	$321.0	$389.4	$421.5	$489.9

Less; Net income attributable to non-controlling interest	0.2	1.0	1.4	3.3	2.2	4.1

Net income attributable to controlling interest	$106.5	$123.9	$319.6	$386.1	$419.3	$485.8

Earnings per share1)	$1.16	$1.29	$3.43	$4.02	$4.47	$5.07

1) Assuming dilution and net of treasury shares.

Q3 Report – 2014

Consolidated Balance Sheets

	September 30	June 30	March 31	December 31	September 30
(Dollars in millions)	2014	2014	2014	2013	2013
Assets
Cash & cash equivalents	$1,846.7	$2,060.2	$1,096.8	$1,118.3	$1,134.7
Receivables, net	1,712.7	1,843.1	1,826.1	1,688.0	1,710.8
Inventories, net	686.5	683.2	663.6	661.8	642.4
Other current assets	243.9	265.0	214.4	232.3	221.0

Total current assets	4,489.8	4,851.5	3,800.9	3,700.4	3,708.9

Property, plant & equipment, net	1,396.1	1,396.1	1,354.4	1,336.2	1,291.8
Investments and other non-current assets	238.9	268.9	271.2	259.0	328.3
Goodwill assets	1,602.6	1,612.1	1,610.6	1,610.1	1,608.5
Intangible assets, net	65.4	68.9	73.2	77.3	82.7

Total assets	$7,792.8	$8,197.5	$7,110.3	$6,983.0	$7,020.2

Liabilities and equity
Short-term debt	$250.4	$246.4	$360.6	$339.4	$216.4
Accounts payable	1,053.5	1,167.7	1,166.8	1,199.9	1,114.1
Other current liabilities	1,021.1	1,033.6	1,028.3	889.2	837.5

Total current liabilities	2,325.0	2,447.7	2,555.7	2,428.5	2,168.0

Long-term debt	1,520.5	1,528.3	277.7	279.1	423.5
Pension liability	148.0	153.9	151.8	147.3	263.9
Other non-current liabilities	123.6	124.2	125.2	127.7	132.5

Total non-current liabilities	1,792.1	1,806.4	554.7	554.1	819.9

Total parent shareholders’ equity	3,660.3	3,926.9	3,983.5	3,981.3	4,011.6
Non-controlling interest	15.4	16.5	16.4	19.1	20.7

Total equity	3,675.7	3,943.4	3,999.9	4,000.4	4,032.3

Total liabilities and equity	$7,792.8	$8,197.5	$7,110.3	$6,983.0	$7,020.2

Q3 Report – 2014

Consolidated Statements of Cash Flows

	Quarter July - September		First 9 months		Latest 12	Full year
(Dollars in millions)	2014	2013	2014	2013	months	2013
Net income	$106.7	$124.9	$321.0	$389.4	$421.5	$489.9
Depreciation and amortization	77.4	71.2	228.0	210.6	303.4	286.0
Other, net	21.4	13.8	20.6	38.4	25.4	43.2
Changes in operating assets and liabilities	6.9	(3.8)	(86.2)	(99.7)	32.3	18.8

Net cash provided by operating activities	212.4	206.1	483.4	538.7	782.6	837.9

Capital expenditures, net	(118.1)	(93.2)	(325.5)	(267.4)	(437.4)	(379.3)
Acquisitions of businesses and other, net	0.0	(0.6)	(1.7)	(1.0)	1.2	1.9

Net cash used in investing activities	(118.1)	(93.8)	(327.2)	(268.4)	(436.2)	(377.4)

Net cash before financing1)	94.3	112.3	156.2	270.3	346.4	460.5

Net increase (decrease) in short-term debt	9.9	32.0	(86.9)	147.8	38.1	272.8
Issuance of long-term debt	—	—	1,253.0	—	1,253.0	—
Repayments and other changes in long-term debt	(0.4)	(20.7)	(1.1)	(135.0)	(143.4)	(277.3)
Dividends paid	(49.4)	(47.9)	(146.6)	(143.5)	(194.1)	(191.0)
Shares repurchased	(238.5)	—	(430.0)	—	(577.9)	(147.9)
Common stock options exercised	1.3	6.9	23.4	16.0	34.4	27.0
Dividend paid to non-controlling interests	(1.5)	—	(4.9)	(0.4)	(7.8)	(3.3)
Capital contribution from non-controlling interests	—	—	—	—	0.4	0.4
Other, net	0.2	0.1	0.4	0.9	0.5	1.0
Effect of exchange rate changes on cash	(29.4)	9.6	(35.1)	0.9	(37.6)	(1.6)

Increase (decrease) in cash and cash equivalents	(213.5)	92.3	728.4	157.0	712.0	140.6
Cash and cash equivalents at period-start	2,060.2	1,042.4	1,118.3	977.7	1,134.7	977.7

Cash and cash equivalents at period-end	$1,846.7	$1,134.7	$1,846.7	$1,134.7	$1,846.7	$1,118.3

1) Non-U.S. GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q3 Report – 2014

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Quarter July - September	Airbag Products		Seatbelt Products		Active Safety		Total
	%	$	%	$	%	$	%	$
Organic change	4.4	$60.6	1.5	$9.6	29.2	$28.0	4.6	$98.2
Currency effects1)	(0.4)	(5.9)	(0.5)	(2.6)	(0.8)	(0.7)	(0.4)	(9.2)
Acquisitions/divestitures	—	—	—	—	—	—	—	—

Reported change	4.0	$54.7	1.0	$7.0	28.4	$27.3	4.2	$89.0

1) Effects from currency translations.

First 9 months January - September	Airbag Products		Seatbelt Products		Active Safety		Total
	%	$	%	$	%	$	%	$
Organic change	6.6	$273.3	2.5	$51.4	42.9	$104.7	6.7	$429.4
Currency effects1)	0.1	5.0	0.1	1.4	(0.2)	(0.5)	0.0	5.9
Acquisitions/divestitures	—	—	—	—	—	—	—	—

Reported change	6.7	$278.3	2.6	$52.8	42.7	$104.2	6.7	$435.3

1) Effects from currency translations.

Sales by Region

Quarter July - September	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	3.8	$12.9	3.8	$6.5	(2.1)	$(4.2)	9.5	$67.4	2.3	$15.6	4.6	$98.2
Currency effects1)	(0.6)	(1.9)	(5.0)	(8.5)	5.2	10.4	(0.4)	(2.5)	(1.0)	(6.7)	(0.4)	(9.2)
Acquisitions/divestitures	—	—	—	—	—	—	—	—	—	—	—	—

Reported change	3.2	$11.0	(1.2)	$(2.0)	3.1	$6.2	9.1	$64.9	1.3	$8.9	4.2	$89.0

1) Effects from currency translations.

First 9 months January - September	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	11.7	$113.0	12.6	$63.3	0.2	$1.2	6.7	$146.8	4.9	$105.1	6.7	$429.4
Currency effects1)	0.3	3.3	(6.2)	(30.9)	2.5	15.8	(1.2)	(25.2)	2.0	42.9	0.0	5.9
Acquisitions/divestitures	—	—	—	—	—	—	—	—	—	—	—	—

Reported change	12.0	$116.3	6.4	$32.4	2.7	$17.0	5.5	$121.6	6.9	$148.0	6.7	$435.3

1) Effects from currency translations.

Q3 Report – 2014

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	September 30	June 30	March 31	December 31	September 30
	2014	2014	2014	2013	2013
Total current assets	$4,489.8	$4,851.5	$3,800.9	$3,700.4	$3,708.9
Total current liabilities	(2,325.0)	(2,447.7)	(2,555.7)	(2,428.5)	(2,168.0)

Working capital	2,164.8	2,403.8	1,245.2	1,271.9	1,540.9
Cash and cash equivalents	(1,846.7)	(2,060.2)	(1,096.8)	(1,118.3)	(1,134.7)
Short-term debt	250.4	246.4	360.6	339.4	216.4
Derivative asset and liability, current	(0.9)	0.1	(0.4)	1.1	(0.2)
Dividends payable	49.3	50.1	49.0	49.1	47.9

Operating working capital	$616.9	$640.2	$557.6	$543.2	$670.3

Net (Cash) Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net (cash) debt is disclosed without grossing debt up with currency or interest fair values.

	September 30	June 30	March 31	December 31	September 30
	2014	2014	2014	2013	2013
Short-term debt	$250.4	$246.4	$360.6	$339.4	$216.4
Long-term debt	1,520.5	1,528.3	277.7	279.1	423.5

Total debt	1,770.9	1,774.7	638.3	618.5	639.9
Cash and cash equivalents	(1,846.7)	(2,060.2)	(1,096.8)	(1,118.3)	(1,134.7)
Debt-related derivatives	(10.6)	(10.5)	(11.7)	(11.5)	(13.5)

Net (cash) debt	$(86.4)	$(296.0)	$(470.2)	$(511.3)	$(508.3)

Leverage ratio

The non-U.S. GAAP measure net (cash) debt is also used in the non- U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	September 30	December 31
	2014	2013
Net (cash) debt1)	$(86.4)	$(511.3)
Pension liabilities	148.0	147.3

Debt (cash) per the Policy	$61.6	$(364.0)

Income before income taxes2)	$658.3	$734.0
Plus: Interest expense, net2)3)	48.3	28.9
Depreciation and amortization of intangibles2)4)	303.4	286.0

EBITDA per the Policy	$1,010.0	$1,048.9

Leverage ratio5)	0.1	n/a

1) Net (cash) debt is short- and long-term debt and debt-related derivatives less cash and cash equivalents. 2) Latest 12 months 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income. 4) Including impairment write-offs, if any. 5) Leverage ratio is not applicable in December 2013 due to net cash position.

Q3 Report – 2014

Items Affecting Comparability

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile the non U.S. GAAP to the equivalent of U.S. GAAP measure.

	Quarter July - September 2014			Quarter July - September 2013
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$186.9	$(12.1)	$174.8	$185.6	$(3.3)	$182.3
Operating margin, %	8.5	(0.6)	7.9	8.8	(0.2)	8.6
Income before taxes	$168.6	$(12.1)	$156.5	$179.9	$(3.3)	$176.6
Net income	$114.9	$(8.2)	$106.7	$127.1	$(2.2)	$124.9
Return on capital employed, %	20.5	(1.0)	19.5	21.4	(0.4)	21.0
Return on total equity, %	11.9	(0.7)	11.2	12.8	(0.2)	12.6
Earnings per share, diluted 2)	$1.25	$(0.09)	$1.16	$1.31	$(0.02)	$1.29

	First 9 months 2014			First 9 months 2013
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$605.2	$(99.3)	$505.9	$572.1	$(13.4)	$558.7
Operating margin, %	8.8	(1.5)	7.3	8.9	(0.2)	8.7
Income before taxes	$563.0	$(99.3)	$463.7	$552.8	$(13.4)	$539.4
Net income	$386.3	$(65.3)	$321.0	$398.6	$(9.2)	$389.4
Capital employed	$3,654	$(65)	$3,589	$3,533	$(9)	$3,524
Return on capital employed, %	22.7	(3.6)	19.1	22.2	(0.5)	21.7
Return on total equity, %	13.1	(2.1)	11.0	13.7	(0.3)	13.4
Earnings per share, diluted 2)	$4.13	$(0.70)	$3.43	$4.12	$(0.10)	$4.02
Total parent shareholders’ equity per share	$41.17	$(0.72)	$40.45	$41.93	$(0.10)	$41.83

1) Capacity alignment and antitrust matters (including settlements of class actions).

2) Assuming dilution and net of treasury shares.

Q3 Report – 2014

Multi-year Summary

(Dollars in millions, except per share data)	20131,6)	20121)	20111)	20101)	20091)
Sales and Income
Net sales	$8,803	$8,267	$8,232	$7,171	$5,121
Operating income	761	705	889	869	69
Income before income taxes	734	669	828	806	6
Net income attributable to controlling interest	486	483	623	591	10

Financial Position
Current assets excluding cash	2,582	2,312	2,261	2,101	1,707
Property, plant and equipment, net	1,336	1,233	1,121	1,026	1,042
Intangible assets (primarily goodwill)	1,687	1,707	1,716	1,722	1,729
Non-interest bearing liabilities	2,364	2,162	2,102	2,001	1,610
Capital employed2)	3,489	3,415	3,257	3,066	3,098
Net (cash) debt	(511)	(361)	(92)	127	662
Total equity2)	4,000	3,776	3,349	2,939	2,436
Total assets	6,983	6,570	6,117	5,665	5,186
Long-term debt	279	563	364	638	821

Share data
Earnings per share (US$) – basic	5.09	5.17	6.99	6.77	0.12
Earnings per share (US$) – assuming dilution	5.07	5.08	6.65	6.39	0.12
Total parent shareholders’ equity per share (US$)2)	42.17	39.36	37.33	32.89	28.06
Cash dividends paid per share (US$)	2.00	1.89	1.73	0.65	0.21
Cash dividends declared per share (US$)	2.02	1.94	1.78	1.05	—
Share repurchases	148	—	—	—	—
Number of shares outstanding (million)3)	94.4	95.5	89.3	89.0	85.1

Ratios
Gross margin (%)	19.4	19.9	21.0	22.2	16.6
Operating margin (%)	8.6	8.5	10.8	12.1	1.3
Pretax margin (%)	8.3	8.1	10.1	11.2	0.1
Return on capital employed (%)2)	22	21	28	28	2
Return on total equity (%)2)	13	14	20	22	1
Total equity ratio (%)2)	57	57	55	52	47
Net debt to capitalization (%)	N/A	N/A	N/A	4	21
Days receivables outstanding	70	66	67	69	75
Days inventory outstanding	31	30	32	32	40

Other data
Airbag sales4)	5,686	5,392	5,393	4,723	3,250
Seatbelt sales5)	2,773	2,657	2,679	2,363	1,822
Active Safety sales	345	218	160	85	49
Net cash provided by operating activities	838	689	758	924	493
Capital expenditures, net	379	360	357	224	130
Net cash used in investing activities	(377)	(358)	(373)	(297)	(157)
Net cash provided by (used in) financing activities	(318)	(91)	(223)	(529)	(376)
Number of employees, December 31	46,900	41,700	38,500	34,600	30,200

1) Costs in 2013, 2012, 2011, 2010 and 2009 for capacity alignments and antitrust investigations reduced operating income by (millions) $47, $98, $19, $21 and $133 and net income by (millions) $33, $71, $14, $16 and $96. This corresponds to 0.6%, 1.2%, 0.2%, 0.3% and 2.6% on operating margins and 0.4%, 0.9%, 0.2%, 0.2% and 1.9% on net margins. The impact on EPS was $0.34, $0.74, $0.15, $0.17 and $1.14 while return on total equity was reduced by 0.8%, 1.8%, 0.4%, 0.6% and 4.1% for the same five year period. 2) Adjusted in accordance with FASB ASC 810, adopted on January 1, 2009. 3) At year end, net of treasury shares. 4) Incl. passive electronics, steering wheels, inflators and initiators. 5) Incl. seat components until a June 2012 divestiture. 6) Includes adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share.